EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 27, 2017—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income for 2016 of $133.9 million or $2.02 diluted earnings per common share ($2.03 per share basic) compared to $136.7 million or $2.05 diluted earnings per common share ($2.06 per share basic), which represents a 2.0 percent decrease in net income and a 1.5 percent decrease in diluted earnings per share over the corresponding period in 2015. Net income for the three months ended December 31, 2016 was $35.5 million or $.53 diluted earnings per common share ($.54 per share basic), compared to $35.0 million or $.52 diluted earnings per common share ($.53 per share basic) for the same period in 2015, representing an increase of 1.4 percent in net income and a 1.9 percent increase in diluted earnings per share.

Net income for the year ended December 31, 2016 was negatively impacted by a small decrease in the net interest margin as a result of a decrease in interest income on available-for-sale securities and an increase in non-interest expense. The decrease in interest income on available-for-sale securities is due to a decrease in the average outstanding balance of such investments.  The decrease in the balance is being driven primarily by the lack of available investments in the market that fit the Company’s investment profile and investment goals.  Net income was positively impacted by the sale of an investment by the merchant banking entities in which the Company holds an equity interest, the Company’s share of revenue on a non-financial equity investment it holds accounted for under the equity method of accounting, and insurance proceeds from a policy the lead bank subsidiary had purchased to cover the cost of employee compensation and benefit programs, resulting in income of approximately $5.0 million, after tax.  Net income was negatively impacted by a charge of $7.0 million, $4.6 million after tax, to unwind a portion of a subsidiary bank’s long-term repurchase agreements in order to improve the net interest margin in the long term.  Also contributing to an increase in non-interest expense is an increase of $3.9 million, $2.5 million after tax, in additional software and software maintenance costs arising from additional investments made by the Company in its network infrastructure.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2016	2015
	(Dollars in thousands, except per share data)

Interest income	$387,914	$396,754
Interest expense	(43,129)	(44,317)
Net interest income	344,785	352,437
Provision for probable loan losses	(19,859)	(24,405)
Non-interest income	161,702	155,734
Non-interest expense	(289,625)	(276,924)

Income before income taxes	197,003	206,842
Income taxes	(63,071)	(70,116)
Net income	$133,932	$136,726

Net income per common share
Basic	$2.03	$2.06
Diluted	$2.02	$2.05

“I’m pleased with the Company’s earnings success for the quarter and year ended December 31, 2016.  Management remains committed to achieving superior earnings despite the continued challenges facing the banking industry and the U.S. economy as a whole, including continuously increasing regulatory burdens, the continued impact of overseas markets on the U.S. and the negative impact on U.S. exports and cross border trade between the U.S. and Mexico arising from the strength of the dollar.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council, and are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2016 and December 31, 2015 were $11.8 billion.  Total net loans were $5.9 billion at December 31, 2016 and December 31, 2015. Deposits were $8.6 billion at December 31, 2016 compared to $8.5 billion at December 31, 2015.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 194 facilities and 307 ATMs serving 87 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.